Symetra Life Insurance Company
777 108th Avenue NE, Suite 1200
Bellevue, WA 98004-5135
Phone 1-800-796-3872
TTY/TDD 1-800-833-6388

This is a legal Contract between the Owner and Symetra Life Insurance Company (referred to in this Contract as “Symetra”, “our”, “us”, and “we”). Symetra is a stock company with its Home Office in Bellevue, Washington.

This Contract is issued in consideration of the application and payment of the initial Purchase Payment. Symetra will make annuity payments to the Annuitant, beginning on the Annuity Date, or pay a death benefit to the Annuitant’s Beneficiary(ies), subject to the terms of this Contract. Symetra has executed and attested this Contract as of the contract date at our Home Office in Bellevue, Washington.

If there are questions, comments, or complaints, please contact Symetra at 1-800-SYMETRA (1-800-796-3872).

READ THE CONTRACT CAREFULLY

Right to Examine the Contract: If for any reason you are not satisfied with this Contract, it may be returned within 10 days from the date it was received to Symetra or to the registered representative who sold this Contract. When we receive this Contract, we will refund the Contract Value. This may be more or less than the Purchase Payments.

Signed for Symetra Life Insurance Company by:

George C. Pagos Thomas M. Marra
Secretary President

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY NON-PARTICIPATING

THIS IS A VARIABLE ANNUITY CONTRACT. WHEN THE CONTRACT VALUE AND ANNUITY PAYMENTS ARE BASED ON THE INVESTMENT EXPERIENCE OF THE PORTFOLIOS, THE DOLLAR AMOUNTS ARE NOT GUARANTEED AND WILL INCREASE OR DECREASE. SEE “PURCHASE PAYMENT PROVISIONS”, “INVESTMENT OPTIONS”, AND “ANNUITY PAYMENT PROVISIONS” FOR DETAILS.

Symetra® and the Symetra Financial logo are registered service marks of Symetra Life Insurance Company.
LPC-1526 5/05    [CV10]

TABLE OF CONTENTS

CONTRACT DATA PAGE ....................................................................................................................... Insert
DEFINITIONS
Accumulation Phase    1
Accumulation Unit    1
Annuitant    1
Annuity Date    1
Annuity Unit    1
Beneficiary    1
Contract    1
Contract Year    1
Employer    1
Fixed Account    1
General Account    1
Income Phase    1
IRC    1
Owner    1
Plan    1
Portfolios    1
Purchase Payment    1
Separate Account.    1
THE ANNUITY CONTRACT
ABOUT THE CONTRACT    2
MAXIMUM CONTRIBUTION    2
OWNER    2
ANNUITANT    2
BENEFICIARY    2
Change of Beneficiary    2
PURCHASE PAYMENT PROVISIONS
PURCHASE PAYMENTS    3
ALLOCATION OF PURCHASE PAYMENTS    3
ACCUMULATION UNITS    4
INVESTMENT OPTIONS
VARIABLE INVESTMENT OPTIONS    5
Substitution of Shares    5
FIXED ACCOUNT    5
Interest Crediting    5
Interest Compounding    6
Minimum Value Guarantee    6
CONTRACT VALUE    6
TRANSFERS    6
Limits on Excessive Transfers    7
CHARGES
INSURANCE CHARGES    8
Mortality and Expense Risk Charge    8
Asset-Related Administration Charge    8
ANNUAL ADMINISTRATION MAINTENANCE CHARGE    8
CONTINGENT DEFERRED SALES CHARGE    8
WITHDRAWAL CHARGE    9
TRANSFER CHARGE    9
PREMIUM TAXES    9
INCOME OR OTHER TAXES    9

WITHDRAWAL PROVISIONS

WITHDRAWALS    10
Repetitive Withdrawals    10
ANNUITY PAYMENT PROVISIONS
ANNUITY OPTIONS    11
Life Annuity    11
Life Annuity with Guaranteed Period    11
Joint and Survivor Life Annuity    11
Payments Based on a Number of Years    12
Automatic Option    12
ANNUITY PAYMENTS    12
Fixed Annuity Payments    12
Variable Annuity Payments    12
Changing Portfolio Elections after the Annuity Date    14
DEATH BENEFIT PROVISIONS
DEATH OF ANNUITANT Prior to the Annuity Date.    15
Calculation of Death Benefit    15
Limitation on Death Benefit    16
Payment of Death Benefit    16
DEATH OF ANNUITANT On or After the Annuity Date    17
GENERAL PROVISIONS
ACCOUNT STATEMENTS    18
ASSIGNMENT OF BENEFITS    18
COMMUNICATIONS    18
ESSENTIAL DATA    18
EVIDENCE OF SURVIVAL    18
EXCLUSIVE BENEFIT    18
INCONTESTABILITY    18
JURISDICTION    19
MISSTATEMENT OF AGE    19
NONFORFEITABILITY    19
NONPARTICIPATION    19
SEPARATE ACCOUNT    19
STATE REQUIRED BENEFITS    19
SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS    20
TERMINATION OF CONTRACT.    20
THE CONTRACT    20
VOTING RIGHTS    20
ANNUITY PURCHASE RATE TABLES
VARIABLE ANNUITY PURCHASE RATE TABLE    21
FIXED ANNUITY PURCHASE RATE TABLE    22

DEFINITIONS

Accumulation Phase	The period between the date we allocate the first Purchase Payment and the Annuity Date.

Accumulation Unit	A measurement used to calculate the value of a Portfolio during the Accumulation Phase and variable annuity payments made under the Payments Based on a Number of Years annuity option.

Annuitant	An employee of the Employer who is eligible for benefits under the Plan and who is shown as the Annuitant on the contract data page.
Annuity Date        The date annuity payments begin under an annuity option.

Annuity Unit	A measurement used to calculate variable annuity payments during the Income Phase, except for the Payments Based on a Number of Years annuity option.

Beneficiary	The person(s) entitled to receive any death benefit payable in accordance with the provisions of this Contract.

Contract	This Flexible Premium Deferred Variable Annuity.

Contract Year	A 12-month period starting on the contract date shown on the contract data page and each anniversary of that date.

Employer	The Plan sponsor.

Fixed Account	The investment option of this Contract that provides for guaranteed interest.Purchase Payments allocated to the Fixed Account become part of Symetra’s General Account.

General Account	The assets of Symetra other than those attributable to Separate Accounts.

Income Phase	The period beginning on the Annuity Date during which annuity payments are made.

IRC	The Internal Revenue Code of 1986, as amended.

Owner	The Employer named on the contract application.

Plan
The deferred compensation plan established by the Employer under IRC Section 457, for which this Contract is used as a funding vehicle. Symetra is not a party to, nor bound by, any trust or plan. However, the terms of this Contract are subject to the provisions of any Plan under which this Contract is issued.

Portfolios	The variable investment options available under the Contract.

Purchase Payment	An amount paid to Symetra for allocation under this Contract, less any premium tax due at the time this payment is made.

Separate Account	A segregated asset account established under Washington law and shown on the contract data page.

THE ANNUITY CONTRACT

ABOUT THE CONTRACT
This Contract is an agreement between Symetra and the Owner, where we promise to pay the Annuitant an income in the form of annuity payments, beginning on the date the Annuitant selects, or a death benefit to the Annuitant’s Beneficiary(ies).

The Owner purchased this Contract for the exclusive benefit of the Annuitant and the Annuitant’s Beneficiary(ies) with the initial Purchase Payment. The Contract became effective on the contract date shown on the contract data page.

The Contract is called a variable annuity because the Annuitant can allocate money among variable investment Portfolios available within the Separate Account. The investment performance of the Portfolio(s) selected may be positive or negative and affects the contract value and the amount of any variable annuity payments. Money may also be allocated to the Fixed Account which credits guaranteed interest rates.

MAXIMUM CONTRIBUTION
If Purchase Payments to this Contract are made under a salary reduction agreement, then the maximum contribution to the Plan, when combined with all other plans, contracts, or arrangements, may not exceed the amount of the limitations provided for in Section 457(b) of the Internal Revenue Code.

OWNER	The Employer named on the application who may exercise all ownership rights under this Contract on behalf of the Annuitant.

ANNUITANT
The Annuitant is the individual designated to receive the annuity payments and upon whose life annuity payments are payable under this Contract. The Annuitant must not be older than the maximum issue age shown on the contract data page at issue, and must not be older than the maximum annuitization age as shown on the contract data page when annuity payments begin.

BENEFICIARY	The Annuitant’s Beneficiary receives any benefit payable under the death benefit provisions in accordance with the Plan The Annuitant initially names the Beneficiaries on the contract application.

Change of Beneficiary
The Owner on behalf of the Annuitant, in accordance with the Plan, may change the Beneficiary designation at any time by sending us a signed and dated request. However, if a Beneficiary designation is irrevocable, that Beneficiary must consent in writing to any change. A new Beneficiary designation revokes any prior designation and shall take effect on the date the change is signed by the Owner. However, Symetra is not responsible for the validity of any Beneficiary designation or for any actions we may take prior to receiving and recording a Beneficiary change.

PURCHASE PAYMENT PROVISIONS

PURCHASE PAYMENTS
During the Accumulation Phase, additional Purchase Payments can be made. The amount and frequency of Purchase Payments may be changed. The minimum dollar amounts are shown on the contract data page. If the Owner stops making Purchase Payments on behalf of the Annuitant, all benefits under this Contract continue until the contract value is completely withdrawn.

Purchase Payments must be submitted to our Home Office at 777 108th Avenue NE Suite 1200, Bellevue, Washington 98004-5135, or in a manner agreed to by Symetra.

We reserve the right to refuse any Purchase Payment. If we do not accept a Purchase Payment, we will return it within five business days.

ALLOCATION OF PURCHASE PAYMENTS
The initial Purchase Payment will be allocated according to the instructions on the contract application. Unless we are told otherwise, subsequent Purchase Payments will be allocated in the same proportion as the most recent Purchase Payment (unless that was a Purchase Payment we were directed to allocate on a one-time-only basis).

Once we receive a Purchase Payment, the portion to be allocated to the Fixed Account is credited as of the day it is received. The portion to be allocated to the Portfolios is effective and valued as of the next close of the New York Stock Exchange (NYSE). If for any reason the NYSE is closed when we receive the Purchase Payment, it will be valued as of the close of the NYSE on its next regular business day.

When we are required to guarantee a return of Purchase Payments during the Right to Examine period, we reserve the right to initially apply amounts designated for the Portfolios to the Fidelity VIP Money Market Portfolio - Service Class 2 as shown on the cover page of this Contract. These amounts will then be allocated according to the instructions we received, unless the Contract has been canceled.
ACCUMULATION UNITS
When Purchase Payments or transfers are made into a Portfolio, we credit the Contract with Accumulation Units. Similarly, when withdrawals or transfers of money are made from a Portfolio, Accumulation Units are liquidated. In either case, the increase or decrease in the number of Accumulation Units is determined by taking the dollar amount of the Purchase Payment, transfer, or withdrawal and dividing it by the value of an Accumulation Unit on the date the transaction occurs.

We calculate the value of an Accumulation Unit for each Portfolio after the NYSE closes each day. To determine the current Accumulation Unit value, we take the prior day’s Accumulation Unit value and multiply it by the Net Investment Factor for the current day.

The Net Investment Factor is used to measure the daily change in Accumulation Unit value for each Portfolio. The Net Investment Factor equals:

•	the net asset value per share of a Portfolio at the end of the current day plus the per share amount of any dividend or income distributions made by the Portfolio that day; divided by

•	the net asset value per share of a Portfolio at the end of the prior day plus the per share amount of any dividend or income distributions made by the Portfolio that day; minus

•	the daily insurance charges, expressed as a percentage of the total net assets of the Portfolio.

The value of an Accumulation Unit will usually go up or down from day to day.
INVESTMENT OPTIONS

VARIABLE INVESTMENT OPTIONS
The Annuitant may allocate money to the Portfolios shown on the contract data page in accordance with Plan provisions. We reserve the right to add, combine, restrict, or remove any Portfolio as an investment option of this Contract. Portfolios have different investment objectives. Investment performance of a Portfolio may be positive or negative.

Substitution of Shares
If any shares of the Portfolios are no longer available, or if in our view no longer meet the purpose of the Contract, it may be necessary to substitute shares of another Portfolio. We will seek prior approval of the Securities and Exchange Commission (SEC) to the extent required by law and give the Owner and Annuitant notice before doing this.

FIXED ACCOUNT	The Fixed Account is part of Symetra’s General Account and provides for guaranteed interest rates as follows.

Interest Crediting
We establish the annual effective interest rates that apply to Purchase Payments allocated to the Fixed Account. The annual effective interest rate will be at least the minimum guaranteed interest rate of 2% during the first eight Contract Years and 1.5% thereafter.

For the initial Purchase Payment, one or more of the initial guaranteed interest periods shown on the contract application may be selected.
Different interest rates may apply to each of the initial guaranteed periods. In order to select an initial guaranteed period greater than one year, the portion of the Purchase Payment allocated to that initial guaranteed period must be at least equal to the amount shown on the contract application. All subsequent Purchase Payments and transfers allocated to the Fixed Account will have an initial guaranteed period of one year.

Each Purchase Payment allocated to the Fixed Account will be credited with the interest rate established for the date that we receive the Purchase Payment. This rate will apply to the Purchase Payment from the date we receive it through the initial guaranteed period.

We can adjust the interest rate after the completion of that initial guaranteed period. The adjusted rate will apply to that Purchase Payment and its credited interest for at least 12 months, when the rate can again be adjusted. From then on, we cannot adjust the interest rate more often than every 12 months.

In the first Contract Year, additional interest will be credited to Purchase Payments allocated to the Fixed Account if the Purchase Payments exceed the amount shown on the contract data page under “ADDITIONAL INTEREST ON FIXED ACCOUNT IN FIRST CONTRACT YEAR”. If
additional Purchase Payments are made to the Fixed Account, each will be credited with the applicable additional interest from the date we receive it to the end of the first Contract Year. If a Purchase Payment brings the total Purchase Payments to an amount greater than the amount shown on the contract data page, the additional interest will be credited from the date we receive that Purchase Payment to the end of the first Contract Year.
Different interest rates may apply to each Purchase Payment depending on the interest rates established for the date that we received the Purchase Payment and any subsequent rate adjustments.

For the purpose of crediting interest, when a withdrawal is taken or a transfer is made from the Fixed Account, the Purchase Payment last made, and the interest credited to it, is considered to be withdrawn first.

Interest Compounding
If the Annuitant stops allocating Purchase Payments to the Fixed Account, we will continue to credit the balance in the Fixed Account with the applicable interest rate(s).
Symetra credits interest daily on each Purchase Payment allocated to the Fixed Account from the date we receive the payment up to, but not including, the date the funds are withdrawn from the Fixed Account.

Annual effective interest rates show the effect of daily compounding of interest over a 12-month period.

Minimum Value Guarantee
Upon annuitization, death of the Annuitant, or a total withdrawal from the Fixed Account, the minimum value that will be applied toward annuity payments or paid to the Beneficiary or Annuitant will not be less than 90% of the Purchase Payments and transfers allocated to the Fixed Account accumulated at an annual effective interest rate of 3% each year, less prior withdrawals and transfers from the Fixed Account accumulated at an annual effective interest rate of 3% each year. If necessary to meet this minimum, charges will be waived.

CONTRACT VALUE	The contract value is the sum of the values in the Portfolios and the Fixed Account attributable to the Contract. We calculate this by:

•	adding all the Purchase Payments invested;

•	subtracting the charges which have been deducted;

•	subtracting the withdrawals made;

•	adjusting for each Portfolio’s gain or loss;

•	adding the interest we credit while any of the contract value is in the Fixed Account;

•	subtracting the amounts withdrawn for an annuity option; and

•	subtracting the amounts withdrawn to pay the death benefit.

TRANSFERS
During the Accumulation Phase, the Annuitant can transfer money among the Portfolios and the Fixed Account. The minimum amounts that can be transferred are shown on the contract data page. In each Contract Year a specified number of transfers are free of charge. Each additional transfer in a Contract Year may have a transfer charge. The number of free transfers and the transfer charge are shown on the contract data page.

We reserve the right to modify, suspend, or terminate transfer privileges at any time. In addition, if we receive a transfer request that is to be allocated to the Fixed Account and we are not able to invest the money such that we can credit at least the minimum guaranteed interest rate, we reserve the right to reject the portion of the transfer request that was to be allocated to the Fixed Account.
Limits on Excessive Transfers
We may restrict or eliminate the right to make transfers among Portfolios if such rights are executed by the Owner, Annuitant, a market timing firm, or other third party authorized to initiate transfers or exchange transactions on the Owner’s or Annuitant’s behalf. For example, we reserve the right to reject any transfer request if, in our judgment, the Annuitant or Owner is engaging in a pattern of transfers that may disadvantage other contract owners or would cause a Portfolio to be unable to invest effectively in accordance with its investment objectives and policies or would otherwise be potentially adversely affected. In addition, if we or any affected Portfolio believes the Annuitant or Owner is engaging in activity as described above or similar activity which will potentially hurt the rights or interests of other contract owners, we have the right to restrict the number of transfers the Annuitant or Owner makes.

We will continue to monitor the transfer activity occurring among the Portfolios and may modify these transfer restrictions at any time if we deem it necessary to protect the interest of all contract owners. These modifications may include curtailing or eliminating, without notice, the ability to use the Internet or telephone in making transfers.
CHARGES

The following charges apply to the Contract:
INSURANCE CHARGES
Each day we make deductions for our insurance charges. We do this as part of our calculation of the value of Accumulation Units and Annuity Units. The insurance charges are as follows:

Mortality and Expense Risk Charge
The mortality and expense risk charge is equal, on an annual basis, to a percentage of the average daily net assets of each Portfolio. The percentage is shown on the contract data page.

Asset-Related Administration Charge
The asset-related administration charge is equal, on an annual basis, to a percentage of the average daily net assets of each Portfolio. The percentage is shown on the contract data page.

ANNUAL ADMINISTRATION MAINTENANCE CHARGE
The annual administration maintenance charge, shown on the contract data page, will be deducted from the Contract on the last day of each Contract Year and if the entire contract value is withdrawn. The investment option from which this charge is deducted is determined by the hierarchical order of the investment options shown on the contract data page.

We will not deduct this charge if the contract value is at least equal to the amount shown on the contract data page when the deduction is to be made. During the Income Phase, we will not deduct this charge unless the Annuitant is receiving annuity payments under the Payments Based on a Number of Years annuity option and the contract value was less than the amount shown on the contract data page when annuity payments began.

CONTINGENT DEFERRED SALES CHARGE
A contingent deferred sales charge may be assessed on withdrawals from the Contract. The charge is a percentage of the amount withdrawn and is shown on the contract data page. When the withdrawal is for only part of the contract value, the charge will be deducted from the remaining contract value, unless we are told otherwise.

Ten percent (10%) of the contract value can be withdrawn each Contract Year without a contingent deferred sales charge. The determination of whether more than 10% of the contract value has been withdrawn is made at the time of withdrawal. If more than one withdrawal is taken in a Contract Year, the previous withdrawals in the Contract Year are added to the current contract value to determine whether more than 10% of the contract value has been withdrawn in that Contract Year.

Contingent deferred sales charges will not be assessed on the following:

•	withdrawals, if the total amount withdrawn during the Contract Year does not exceed 10% of the contract value;

•	withdrawals taken for payment of the annual administration maintenance charge, withdrawal charges, transfer charges, or premium taxes;

•
repetitive withdrawals, if the withdrawals are equal or substantially equal and are expected to deplete the contract value over the Annuitant’s life expectancy or the joint life expectancy of the Annuitant and the Beneficiary;

•	annuity payments;

•	withdrawals taken on account of the Annuitant’s death; and

•	withdrawals taken after the Annuitant has been confined to a hospital or nursing home for 30 consecutive days if the withdrawal is taken:

•	during confinement; or

•	within 60 days after confinement ends.
If the Annuitant is confined to a hospital or nursing home on the contract date, the Annuitant is not eligible for this waiver of contingent deferred sales charges until after the first Contract Year.

We may require proof of confinement. Proof of confinement may include a billing statement from the hospital or nursing home showing the dates of confinement and service or a certification of confinement signed by the Annuitant’s attending physician.

Hospital may be defined in one of two ways:

(1)	a lawfully operated institution that is licensed as a hospital by the Joint Commission of Accreditation of Hospitals; or

(2)	a lawfully operated institution that provides in-patient treatment under the direction of a staff of physicians and has 24-hour per day nursing services.
Nursing home is defined as a facility operated pursuant to state law that provides convalescent or chronic care for in-patients who, by reason of illness or infirmity, are unable to properly care for themselves.

WITHDRAWAL CHARGE
The withdrawal charge, shown on the contract data page, is deducted for each withdrawal after the first withdrawal in a Contract Year. This charge will be deducted from the remaining contract value, unless we are told otherwise.

We will not deduct this charge for annuity payments, repetitive withdrawals, or if the entire contract value is withdrawn.

TRANSFER CHARGE
The transfer charge is deducted from the Contract for each transfer in excess of the number of free transfers allowed in a Contract Year. The transfer charge and the number of free transfers are shown on the contract data page.

Scheduled transfers authorized by us as part of an investment strategy such as dollar cost averaging, appreciation or interest sweep, portfolio rebalancing, or asset allocation programs do not count against the free transfers.

PREMIUM TAXES	The contract data page shows whether or not premium tax is charged as of the contract date in the state in which this Contract was delivered.

INCOME OR OTHER TAXES
Currently we do not pay income or other taxes on earnings attributable to the Contract. However, if we ever incur such taxes, we reserve the right to deduct them from the Contract.
WITHDRAWAL PROVISIONS

WITHDRAWALS
Before the commencement of annuity payments, the Owner on behalf of the Annuitant may withdraw part or all of the contract value. The minimum amount that can be withdrawn is shown on the contract data page.

To take withdrawals, the Owner must send a written request on behalf of the Annuitant to our Home Office. We are not obligated to pay a withdrawal until we receive written direction from the Owner containing the terms and conditions, manner, and amounts of such withdrawal, together with a written certification that such withdrawal is in accordance with the terms of the Plan.

Unless we are told differently, partial withdrawals will be made pro rata from each investment option. Once we receive valid instructions, withdrawals from the Portfolios will be effective as of the next close of the NYSE.

A withdrawal may have a contingent deferred sales charge, a withdrawal charge, and, if the Contract is surrendered by a withdrawal of the entire contract value, an annual administration maintenance charge.

Repetitive Withdrawals
Repetitive withdrawals of a predetermined amount on a monthly, quarterly, or annual basis may be requested by completing the appropriate form.
ANNUITY PAYMENT PROVISIONS

ANNUITY OPTIONS	The Income Phase will start no later than the maximum annuitization age shown on the contract data page, or an earlier date if required by law.
During the Income Phase, the payee receives regular annuity payments beginning on the Annuity Date.

To start the Income Phase, the Owner on behalf of the Annuitant must notify us in writing at least 30 days prior to the date the annuity payments are to begin. This option must be approved by the Employer’s Plan Administrator. The Annuitant may choose annuity payments under an annuity option described in this Contract or another annuity option that the Annuitant wants and that we agree to provide. The Income Phase cannot be started until the Contract has been in effect for at least one year (eight years for the Payments Based on a Number of Years annuity option). If the amount applied to an annuity option is less than $5,000, we may pay the Annuitant in a lump sum where permitted by state law. We reserve the right to change the payment frequency if payment amounts would be less than $250.

Switching to the Income Phase is irrevocable. Once the payee begins receiving annuity payments, the Annuitant cannot switch back to the Accumulation Phase. The Owner cannot add Purchase Payments on behalf of the Annuitant, change or add an Annuitant, change the annuity option, or change between fixed and variable annuity payments. When the Contract switches to the Income Phase, the guaranteed minimum death benefit will no longer be applicable.

Life Annuity	The payee receives monthly annuity payments as long as the Annuitant is living. Annuity payments stop when the Annuitant dies.

Life Annuity with Guaranteed Period
The payee receives monthly annuity payments for the longer of the Annuitant’s life or a guaranteed period of five or more years as selected by the Annuitant and agreed to by us. If the Annuitant dies before all guaranteed payments have been made, the rest will be made to the payee designated by the Annuitant. Annuity payments stop the later of the date the Annuitant dies or the date the last guaranteed payment is made.

As an alternative to monthly payments, the payee may elect to have the present value of the guaranteed variable annuity payments remaining as of the date the notice of death is received by us commuted at the assumed investment return of 4% and paid in a single payment.

Joint and Survivor Life Annuity
The payee receives monthly annuity payments as long as the Annuitant is living. After the Annuitant dies, the payee receives a specified percentage of each annuity payment as long as the second Annuitant is living. The Annuitant names the second Annuitant and payment percentage at the time the Annuitant elects this option. Annuity payments stop the later of the date the Annuitant dies or the date the second Annuitant dies.
Payments Based on a Number of Years
The payee receives annuity payments based on a number of years as selected by the Annuitant and agreed to by us. The Annuitant must select a period of at least five years. The Annuitant may select monthly, quarterly, or annual annuity payments. Each annuity payment reduces the number of Accumulation Units and/or value of the Fixed Account in the Contract.
Annuity payments continue until the entire value in the Portfolios and/or the Fixed Account has been paid out. The Annuitant can stop these annuity payments at any time and receive a lump sum equal to the remaining contract value. This option does not promise to make payments for the Annuitant’s life. If the Annuitant dies before all annuity payments have been made, there will be a death benefit payable in accordance with the “DEATH OF ANNUITANT On or After the Annuity Date” provision.

This annuity option is only available after the eighth Contract Year and if the contract value is $25,000 or more at the time this option is selected.

Automatic Option
If the Annuitant does not choose an annuity option at least 30 days before the latest Annuity Date allowed under this Contract and if the contract value is at least $25,000, we will make annuity payments under the Payments Based on a Number of Years annuity option. The number of years will be equal to the Annuitant’s life expectancy. If the contract value is less than

$25,000, we will make annuity payments under the Life Annuity with Guaranteed Period annuity option. The guaranteed period will be equal to 10 years, unless a shorter period is otherwise required under the IRC.

ANNUITY PAYMENTS
The Annuitant can choose whether annuity payments will be made on a fixed basis, variable basis, or both. Unless we receive different instructions, annuity payments will be based on the investment allocations in place on the Annuity Date. After the Annuity Date, the Annuitant may not switch between fixed annuity payments and variable annuity payments.

Fixed Annuity Payments
The dollar amount of each fixed annuity payment will stay the same. Annuity payments under the

Payments Based on a Number of Years annuity option will be based on the minimum guaranteed interest rate and the number of annuity payments the Annuitant selected. Annuity payments under all other annuity options will be determined by applying the contract value used to purchase fixed annuity payments to the Fixed Annuity Purchase Rate Table of this Contract, or the current rates at that time if more favorable to the Annuitant. If premium taxes are required by state law, these taxes will be deducted before the annuity payments are calculated.

Variable Annuity Payments
The dollar amount of each variable annuity payment will vary depending on the investment performance of the Portfolios that the Annuitant selected.
Annuity payments under the Payments Based on a Number of Years annuity option will be based on a reasonable rate of return and the number of annuity payments the Annuitant selected. Annuity payments under all other annuity options will be determined as described below.
First Variable Annuity Payment: The dollar amount of the first variable annuity payment is the sum of the payments from each Portfolio determined by applying the contract value used to purchase variable annuity payments, as of the 15th day of the preceding month, to the Variable Annuity Purchase Rate Table of this Contract. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open. If premium taxes are required by state law, these taxes will be deducted before the annuity payment is calculated.
Subsequent Variable Annuity Payments: The dollar amount of each subsequent variable annuity payment is the sum of the payments from each Portfolio, which are determined by multiplying the number of Annuity Units credited for that Portfolio by the Annuity Unit value of that Portfolio as of the 15th of the month preceding the annuity payment. If the NYSE is not open on that date, the calculation will be made on the next day that the NYSE is open.

Number of Variable Annuity Units: The number of Annuity Units credited for each Portfolio is the amount of the first annuity payment attributable to that Portfolio divided by the value of the applicable Annuity Unit for that Portfolio as of the 15th day of the month preceding the Annuity Date. The number of Annuity Units used to calculate the variable annuity payment each month remains constant unless the Annuitant changes Portfolio elections.

Value of Variable Annuity Units: The value of an Annuity Unit will usually increase or decrease from one month to the next. For each month after the first month, the value of an Annuity Unit of a particular Portfolio is:

•	the value of that Annuity Unit as of the 15th day of the preceding month (or the next day that the NYSE is open);

•	multiplied by the Net Investment Factors for that Portfolio; and

•	divided by the Assumed Investment Factor for the period.

The Net Investment Factor is a number that represents the change in the Accumulation Unit value of a Portfolio on successive days when the NYSE is open. The Net Investment Factor for any Portfolio for any valuation day is determined by dividing the current Accumulation Unit value by the prior day’s Accumulation Unit value. The Net Investment Factor will likely be different than the Assumed Investment Factor, and therefore the Annuity Unit value will usually increase or decrease.

The Assumed Investment Factor for a one-day valuation period is

1.00010746. This factor neutralizes the assumed investment return of 4% in the Variable Annuity Purchase Rate Table.

We guarantee that the dollar amount of each variable annuity payment made after the first payment will not be adversely affected by variations in actual mortality experience or actual expenses incurred in excess of the expense deductions provided for in the Contract.
Changing Portfolio Elections after the Annuity Date
If the Annuitant selected variable annuity payments, after the Annuity Date the Annuitant may request to change Portfolio elections once a month.
Transfers are not allowed to or from the Fixed Account. Changes will affect the number of units used to calculate annuity payments.
DEATH BENEFIT PROVISIONS

DEATH OF ANNUITANT
Prior to the Annuity Date
If the Annuitant dies before the Annuity Date, we will pay a death benefit to the:

•	surviving primary Beneficiary(ies); or if none, then

•	surviving contingent Beneficiary(ies); or if none, then

•	the Annuitant’s estate.

Calculation of Death Benefit
The death benefit is the higher of:

(1)	the current contract value; or

(2)	the guaranteed minimum death benefit.

When determining the higher of (1) or (2) above, the calculations are based on the earlier of:

•	the date we receive proof of death and the first election of how to take the death benefit payment; or

•	six months from the date of death.

If we receive due proof of death and the first death benefit payment election within 6 months of the date of death: If the guaranteed minimum death benefit exceeds the contract value, we will add the difference to the contract value on the date we receive the required information so that the contract value will equal the guaranteed minimum death benefit. This additional amount will be allocated to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable charges until the date the death benefit is paid.

If we receive due proof of death and the first death benefit payment election more than 6 months after the date of death: If the guaranteed minimum death benefit exceeds the contract value on the 6-month anniversary of the date of death, we will credit the difference with interest at the prevailing money market rates from the 6-month anniversary until the date we receive the required information. At that time we will allocate this additional amount, with the credited interest, to the investment options in the same proportion that Purchase Payments were last allocated. Thereafter, the contract value will be subject to investment performance and applicable contract charges until the date payment is made.

Guaranteed Minimum Death Benefit: The guaranteed minimum death benefit is initially equal to the first Purchase Payment. It is immediately increased by additional Purchase Payments and adjusted for withdrawals. After such withdrawals, the guaranteed minimum death benefit will be recalculated by multiplying the prior guaranteed minimum death benefit by the ratio of the contract value after the withdrawal to the contract value before the withdrawal.
Guaranteed Minimum Death Benefit Reset: The guaranteed minimum death benefit will be reset on each 8-year contract anniversary until the Annuitant attains age 72. The reset benefit is equal to the immediately preceding guaranteed minimum death benefit or the contract value on that date, if higher.

Limitation on Death Benefit
At most, one guaranteed minimum death benefit will be paid during the life of the Contract. In addition, the maximum amount that we will add to the contract value is limited to $1 million. This limitation applies to any amount added to the contract value so that the contract value equals the guaranteed minimum death benefit. All subsequently issued contracts will be aggregated for this limitation if the Annuitant’s death triggers payment of a death benefit under such contracts.

Payment of Death Benefit
To pay the death benefit, we need proof of death acceptable to us, such as a certified copy of a death certificate, plus the Plan’s written direction regarding how to pay the death benefit payment.

Upon receiving due proof of death we will pay interest on the death benefit amount at the rate required by law.

The death benefit may be paid as:

a lump sum payment or series of withdrawals that are completed within five years from the date of death; or

annuity payments made over the beneficiary’s life or life expectancy.

Annuity payments must begin by the close of the calendar year following the calendar year of the Annuitant’s death. Once annuity payments begin, they cannot be changed.

If a person entitled to receive a death benefit dies before the death benefit is distributed, we will pay the death benefit to that person’s named beneficiary, or, if none, to that person’s estate.

Sole Spouse Beneficiary: If the sole Beneficiary is the Annuitant’s surviving spouse, the following applies:

The spouse may elect to receive the death benefit in substantially equal installments over his/her life expectancy. If so elected, distributions must begin by the later of the following dates:

•	December 31 of the year following the year of the Annuitant’s death; or

•	December 31 of the year following the year the Annuitant would have attained age 70½.

Life expectancy is computed by use of the life expectancy tables in Section 1.401(a)(9) of the Income Tax Regulations.
DEATH OF ANNUITANT
On or After the Annuity Date
If the Annuitant dies after the Annuity Date, then any amounts paid after the death of the Annuitant will depend on which annuity option was selected. If the Annuitant dies while annuity payments are being paid under a life annuity option, we will pay any remaining annuity payments in accordance with that option. We will pay remaining annuity payments at least as rapidly as under the annuity option then in effect. The person or entity with the right to receive the death benefit or change the Beneficiary for remaining annuity payments is determined as follows:

•	the surviving primary Beneficiary(ies); or if none, then

•	the surviving contingent Beneficiary(ies); or if none, then

•	the Annuitant’s estate.
GENERAL PROVISIONS

ACCOUNT STATEMENTS
At least once each calendar year we will furnish the Annuitant with a statement showing the contract value or, if applicable and required by law, the Annuity Units and the Annuity Unit values.

ASSIGNMENT OF BENEFITS
To the extent permitted by law, this Contract and the benefits or payments under this Contract are not assignable or otherwise transferable and will not be subject to any claim of any creditor or to any legal process by any creditor. However, this Contract may be assigned for purposes of a direct rollover to another eligible plan.

COMMUNICATIONS	All written communications to the Owner will be addressed to the Owner at the Owner’s last known address on file with Symetra.

All written communications to the Annuitant will be addressed to the Annuitant at the Annuitant’s last known address on file with Symetra.

All written communications to Symetra must be addressed to Symetra at its Home Office at 777 108th Avenue NE Suite 1200, Bellevue, Washington 98004-5135.

ESSENTIAL DATA
Each person entitled to receive benefits under this Contract must furnish to Symetra any information we deem necessary for the administration of this Contract. Symetra is entitled to rely exclusively on the completeness and accuracy of data furnished by the Owner and Annuitant and will not be liable with respect to any omission or inaccuracy.

EVIDENCE OF SURVIVAL
When any payments under this Contract depend upon any person being alive on a given date, we may require satisfactory proof that the person is living before making such payments.

EXCLUSIVE BENEFIT	If this Contract is established by a Plan sponsored by a governmental entity, the assets and income must be held for the exclusive benefit of the Annuitant and the Annuitant’s Beneficiaries.

INCONTESTABILITY
This Contract and any rider(s) or endorsement(s) presently attached to this Contract are incontestable as to the material facts of the application for the Contract and to the representations of the Annuitant after such Contract has been in force during the lifetime of the Annuitant for two years from its date of issue. If any rider or endorsement subsequently attached to this Contract provides supplemental benefits that the Annuitant applied for after the Contract was issued, such rider or endorsement is incontestable as to the material facts of the application for the supplemental benefit and to the representations of the Annuitant after such rider or endorsement has been in force during the lifetime of the Annuitant for two years from its date of issue.

JURISDICTION	In the event of a dispute, the laws of the jurisdiction in which the Contract is delivered will apply.

MISSTATEMENT OF AGE
We may require satisfactory proof of correct age at any time.

•
If annuity payments are based on life or life expectancy and the age of any Annuitant has been misstated, annuity payments will be based on the corrected information. Underpayments will be made up in a lump sum with the next scheduled payment. Overpayments will be deducted from future payments until the total is repaid. We will not credit interest on underpayments or charge interest on overpayments.

•	If the age of any Annuitant has been misstated, the amount of any death benefit payable will be determined based on the correct age of the Annuitant.

NONFORFEITABILITY
If the Employer sponsoring the Plan is a governmental entity and the Plan is an eligible plan under IRC Section 457(b), the Annuitant’s interest in the contract value under this Contract is non-forfeitable.

If the Employer sponsoring the Plan is a tax-exempt entity described in IRC Section 501(c) or if the Plan is an ineligible Plan under IRC Section 457(f), the contract value remains solely the Owner’s until such time as benefits are paid to the Annuitant under the terms of the Plan.

NONPARTICIPATION	This Contract is nonparticipating, which means it will not share in any distribution of profits, losses, or surplus of Symetra.

SEPARATE ACCOUNT
The Separate Account holds the assets that underlie the contract values invested in the Portfolios. The assets in the Separate Account are the property of Symetra. However, assets in the Separate Account that are attributable to Contracts are not chargeable with liabilities arising out of any other business we may conduct. Income, gains and losses (realized and unrealized), resulting from assets in the Separate Account are credited to or charged against the Separate Account without regard to other income, gains or losses of Symetra.

STATE REQUIRED BENEFITS
The benefits of this Contract will not be less than the minimum benefits required by any statute of any state in which this Contract is delivered.
SUSPENSION OF ANNUITY PAYMENTS, WITHDRAWALS, OR TRANSFERS
We may be required to suspend or postpone payment of annuity payments, withdrawals, or transfers from the Portfolios for any period of time when:

•	the NYSE is closed (other than customary weekend or holiday closings);

•	trading on the NYSE is restricted;

•	an emergency exists such that disposal of or determination of the value of the Portfolio shares is not reasonably practicable; or

•	the SEC, by order, so permits for the Owner’s and Annuitant’s protection.
In addition, we retain the right to defer payment of withdrawals or transfers from the Fixed Account for a period of 6 months after receiving the request. We will submit a written request to the insurance commissioner and wait for written approval prior to deferring any payment of cash value. We will notify you of the payment date and reason for delay. The interest rates credited to the Fixed Account during this period will not be less than the rate required under state law.

TERMINATION OF CONTRACT
This Contract will terminate when Symetra has completed all of its duties and obligations under the Contract.

THE CONTRACT
The Contract, contract data page, and contract application, as may be amended, and any endorsements are the entire Contract. Only an authorized officer of Symetra may change this Contract. Any change must be in writing. Symetra reserves the right to change the provisions of this Contract to conform to any applicable law, regulation, or ruling issued by a government agency.

VOTING RIGHTS
Symetra is the legal owner of the Portfolios’ shares. However, when a Portfolio solicits proxies in connection with a shareholder vote, we are required to ask the Owner for instructions as to how to vote those shares. All shares are voted in the same proportion as the instructions we received. Should we determine that we are no longer required to comply with the above, we will vote the shares in our own right.

ANNUITY PURCHASE RATE TABLES

VARIABLE ANNUITY PURCHASE RATE TABLE
MORTALITY TABLE USED: The rates in the Variable Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 Years. An age setback of 1 year will be used if the annuity payments begin in the year
2013-2022, 2 years if the annuity payments begin in the year 2023-2032, and an additional 1 year setback for each additional 10 years. The assumed investment return in the table is 4.00%.
Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.
Consideration Required to Purchase $1 of Monthly Variable Annuity*

		Life Annuity	Life Annuity	Joint & Survivor Annuity**
Age of Annuitant	Life Annuity	5 Years Certain	10 Years Certain	Life Annuity	5 Years Certain and Life
55	$226.08	$226.36	$227.21	$247.15	$247.95
56	222.92	223.23	224.16	244.59	245.39
57	219.66	220.00	221.01	241.93	242.73
58	216.30	216.67	217.78	239.17	239.97
59	212.83	213.23	214.45	236.29	237.09
60	209.24	209.68	211.02	233.30	234.10
61	205.55	206.03	207.50	230.20	230.99
62	201.75	202.28	203.90	226.97	227.76
63	197.83	198.42	200.20	223.62	224.41
64	193.81	194.45	196.42	220.15	220.94
65	189.68	190.39	192.56	216.55	217.34
66	185.44	186.22	188.64	212.82	213.61
67	181.10	181.96	184.65	208.97	209.75
68	176.65	177.61	180.60	204.98	205.76
69	172.11	173.17	176.51	200.86	201.65
70	167.46	168.64	172.38	196.62	197.40
71	162.73	164.04	168.23	192.24	193.02
72	157.91	159.39	164.07	187.73	188.51
73	153.01	154.68	159.92	183.11	183.89
74	148.06	149.94	155.79	178.37	179.16
75	143.08	145.19	151.71	173.52	174.32
76	138.06	140.44	147.68	168.58	169.40
77	133.04	135.70	143.73	163.55	164.39
78	128.02	130.98	139.88	158.45	159.31
79	122.99	126.30	136.14	153.27	154.17
80	117.97	121.66	132.53	148.03	148.98
81	112.96	117.08	129.07	142.74	143.75
82	108.00	112.58	125.79	137.42	138.50
83	103.08	108.18	122.70	132.07	133.26
84	98.22	103.89	119.81	126.73	128.04
85	93.45	99.74	117.13	121.39	122.87
86	88.76	95.76	114.64	116.10	117.77
87	84.18	91.95	112.35	110.85	112.78
88	79.72	88.35	110.24	105.67	107.92
89	75.44	84.96	108.32	100.62	103.23
90	71.35	81.80	106.61	95.71	98.73
*The consideration shown refers to the net value of the Portfolios used to purchase a variable annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity initially equivalent to a monthly income of $1,000 will cost $189,680. However, because this is a variable annuity, the dollar amount of this monthly income is not guaranteed and may increase or decrease.
**    Annuitant and second Annuitant are assumed to be the same age.

FIXED ANNUITY PURCHASE RATE TABLE
MORTALITY TABLE USED: The rates in the Fixed Annuity Purchase Rate Table are based upon the Annuity 2000 Mortality Table blended 20% Male and 80% Female projected using a generational approach with an initial projection of 20 years. The effective interest rate assumed in the table is 2.00%.
Age is to be taken for the exact number of years and completed months. Values for fractional ages are obtained by simple interpolation. Consideration for ages or combination of lives not shown will be furnished by Symetra upon request.
Consideration Required to Purchase $1 of Monthly Fixed Annuity*

		Life Annuity	Life Annuity	Joint & Survivor Annuity**
Age of Annuitant	Life Annuity	5 Years Certain	10 Years Certain	Life Annuity	Certain and Life
55	$306.55	$306.86	$307.85	$344.87	$345.75
56	300.44	300.77	301.85	339.23	340.11
57	294.23	294.60	295.78	333.48	334.36
58	287.95	288.34	289.63	327.62	328.50
59	281.57	282.00	283.42	321.65	322.53
60	275.10	275.57	277.13	315.56	316.44
61	268.55	269.07	270.78	309.36	310.24
62	261.92	262.48	264.36	303.05	303.93
63	255.20	255.83	257.90	296.64	297.51
64	248.42	249.11	251.40	290.11	290.98
65	241.57	242.33	244.86	283.47	284.34
66	234.66	235.50	238.30	276.73	277.60
67	227.69	228.62	231.74	269.89	270.76
68	220.68	221.69	225.17	262.95	263.81
69	213.61	214.74	218.63	255.92	256.78
70	206.51	207.77	212.12	248.80	249.66
71	199.38	200.78	205.65	241.59	242.45
72	192.23	193.81	199.26	234.31	235.17
73	185.08	186.86	192.95	226.97	227.83
74	177.96	179.96	186.76	219.57	220.44
75	170.88	173.13	180.71	212.14	213.02
76	163.85	166.38	174.81	204.70	205.59
77	156.91	159.74	169.08	197.24	198.16
78	150.05	153.21	163.56	189.79	190.74
79	143.27	146.80	158.24	182.36	183.34
80	136.59	140.53	153.16	174.95	175.98
81	130.02	134.41	148.35	167.58	168.68
82	123.57	128.46	143.81	160.28	161.46
83	117.26	122.70	139.57	153.05	154.34
84	111.10	117.15	135.64	145.92	147.34
85	105.11	111.83	132.01	138.90	140.50
86	99.29	106.76	128.68	132.02	133.84
87	93.67	101.96	125.63	125.30	127.39
88	88.24	97.44	122.85	118.74	121.17
89	83.09	93.24	120.33	112.42	115.23
90	78.20	89.33	118.10	106.32	109.58
*The consideration shown refers to the net value of the Fixed Account used to purchase a fixed annuity after premium taxes or other applicable charges are deducted. For example, if the Annuitant is 65 years old, a Life Annuity which provides a guaranteed monthly income of $1,000 will cost $241,570.

**    Annuitant and second Annuitant are assumed to be the same age.

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY NON-PARTICIPATING